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                                                                    Exhibit 99.1

               LIMITED BRANDS REPORTS 2003 FIRST QUARTER EARNINGS

Columbus, Ohio, May 19, 2003 -- Limited Brands (NYSE: LTD) today reported 2003 first quarter results.

On a reported basis, earnings per share were $0.19 for the first quarter compared to $0.10 last year. Operating income was $109.1 million compared to $94.3 million last year, and net income was $97.5 million compared to $49.9 million last year.

On an adjusted basis, first quarter earnings per share were $0.09 compared to $0.14 last year, operating income was $109.1 million compared to $128.1 million last year, and net income was $49.8 million compared to $76.9 million last year.

Comparable store sales for the quarter ended May 3, 2003 were negative 1% and net sales of $1.842 billion increased 2% compared to sales of $1.799 billion last year.

The Company stated that it is comfortable with the current First Call second quarter earnings estimate of $0.16 per share, and full year 2003 earnings growth of 0 to 5% versus last year's adjusted earnings per share result of $0.99.

Adjusted Results

Adjusted results, which are non-GAAP financial measures, are presented in order to improve investors' understanding of financial results and improve comparability of financial information from period to period. Please refer to the attached income statements for the quarter for a reconciliation of reported and adjusted results. Adjusted results as reported above include the following:

Adjustment Related to Alliance Data Systems:

..    Adjustment to exclude a first quarter 2003 pretax non-operating gain of
     $79.7 million, or $0.09 per share, resulting from the sale of approximately half of the Company's interest (7 million shares) in Alliance Data Systems Corporation (NYSE: ADS) in a secondary offering.

Adjustments Related to the Sale of Lerner New York:

..    Adjustments to reflect the November 2002 sale of Lerner New York as if it had happened at the beginning of 2002.

 Adjustments Related to the Recombination of Intimate Brands, Inc. ("IBI")

..    Adjustments to exclude a first quarter 2002 non-cash, pretax special charge of $33.8 million, or $0.05 per share, relating to the exchange of vested IBI stock options and restricted stock for similar Limited Brands stock awards.

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..    Adjustments to eliminate minority interest expense and increase weighted average shares outstanding to reflect the March 2002 recombination of Intimate Brands, Inc. as if it had occurred at the beginning of 2002.

To hear the Company's live first quarter earnings conference call, log on to www.LimitedBrands.com at 8:00 a.m. EDT on Monday May 19, 2003, or call 1-877-601-1433. To hear a replay of the earnings call, dial 1-800-337-6551, followed by the ID code LTD (583). An audio replay of the conference call, as well as additional financial information, will also be available at www.LimitedBrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria's Secret, Bath & Body Works, Express, Express Men's (Structure), Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 4,011 specialty stores. Victoria's Secret products are also available through the catalogue and www.VictoriasSecret.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release or the first quarter earnings call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the first quarter earnings call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production, including the impact in Asia and elsewhere of the recent outbreak of severe acute respiratory syndrome; availability of suitable store locations on appropriate terms; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the first quarter earnings call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                                       ###

For further information, please contact:
Tom Katzenmeyer
Vice President, Communications and Investor Relations
Limited Brands
614-415-7076
www.LimitedBrands.com

(attachments: Consolidated Statements of Income and Reconciliation of Adjusted Results, pages 3-4)

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                      LIMITED BRANDS, INC. AND SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF INCOME AND RECONCILIATION OF ADJUSTED RESULTS
                THIRTEEN WEEKS ENDED MAY 3, 2003 AND MAY 4, 2002
                                   (Unaudited)
                     (In thousands except per share amounts)

                                                                       2003                                   2002
                                                     --------------------------------------  ---------------------------------------
                                                      Reported     Adjustments    Adjusted     Reported    Adjustments    Adjusted
                                                     -----------  ------------- -----------  ------------ ------------- ------------
Net Sales                                            $1,842,297             -   $1,842,297   $ 1,798,707             -   $1,798,707
Gross Income                                            612,063             -      612,063       621,661             -      621,661
General, Administrative and
      Store Operating Expenses                         (503,012)            -     (503,012)     (493,518)            -     (493,518)
Special Item                                                  -             -            -       (33,808)  $    33,808            -
                                                     ----------   -----------   ----------   -----------   -----------   ----------
Operating Income                                        109,051             -      109,051        94,335        33,808      128,143
Interest Expense                                        (26,970)            -      (26,970)       (9,230)            -       (9,230)
Interest Income                                           9,234             -        9,234         7,562         1,875        9,437
Other Income (Loss)                                      (8,471)            -       (8,471)         (476)            -         (476)
Minority Interest                                             -             -            -        (6,063)        6,063            -
Gain on Investee's Stock                                 79,686      ($79,686)           -             -             -            -
                                                     ----------   -----------   ----------   -----------   -----------   ----------
Income From Continuing Operations
      Before Income Taxes                               162,530       (79,686)      82,844        86,128        41,746      127,874
Income Tax Expense                                       65,000       (32,000)      33,000        42,000         9,000       51,000
                                                     ----------   -----------   ----------   -----------   -----------   ----------
Net Income From Continuing Operations                    97,530       (47,686)      49,844        44,128        32,746       76,874
Income From Discontinued Operations, Net of Tax               -             -            -         5,730        (5,730)           -
                                                     ----------   -----------   ----------   -----------   -----------   ----------
Net Income                                           $   97,530      ($47,686)  $   49,844   $    49,858   $    27,016   $   76,874
                                                     ==========   ===========   ==========   ===========   ===========   ==========
Income Per Share
      Continuing Operations                          $     0.19                 $     0.09   $      0.09                 $     0.14
      Discontinued Operations                                -                           -          0.01                          -
                                                     ----------                 ----------   -----------                 ----------
Net Income Per Share                                 $     0.19                 $     0.09   $      0.10                 $     0.14
                                                     ==========                 ==========   ===========                 ==========

Weighted Average Shares Outstanding                     527,032                    527,032       487,125                    534,397
                                                     ==========                 ==========   ===========                 ==========

See Attached Notes to Consolidated Statements of Income and Reconciliation of Adjusted Results.

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                      LIMITED BRANDS, INC. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND
                       RECONCILIATION OF ADJUSTED RESULTS

The "Adjusted Results" provided in the attached unaudited Consolidated Statements of Income are non-GAAP financial measures and reflect the following:

Fiscal 2003

For the first quarter of 2003, adjusted results exclude a $79.7 million pretax, non-operating gain resulting from the sale of approximately one-half of the Company's investment in Alliance Data Systems Corporation.

Fiscal 2002

In the first quarter of 2002, the Company completed a tender offer and merger that resulted in the acquisition of the Intimate Brands, Inc. ("IBI") minority interest. The adjusted results:

..    Eliminate the minority interest and increase total weighted average shares outstanding to reflect the recombination as if it had occurred at the beginning of 2002.

..    Eliminate a $33.8 million pretax, special non-cash charge relating to the exchange of vested IBI stock options and restricted stock for similar Limited Brands stock awards.

The adjusted results also exclude the results of Lerner New York ("Lerner") which are classified as a discontinued operation in the reported results. Adjusted results also reflect additional interest income from the $75 million subordinated note received in connection with the sale of Lerner, which bears interest at 10% per annum.

The unaudited adjusted Consolidated Statements of Income should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company's definition of adjusted income information may differ from similarly titled measures used by other companies. While it is not possible to predict future results, management believes the adjusted information is useful for the assessment of the ongoing operations of the Company. The Unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company's historical financial statements and notes thereto contained in the Company's quarterly reports on Form 10-Q and annual report on Form 10-K.